Exhibit 3.34
C201014400851

SOSID: 0062894 Date Filed: 5/25/2010 10:54:00 AM Elaine F. Marshall North Carolina Secretary of State C201014400851
State of North Carolina
Department of the Secretary of State
Limited Liability Company
AMENDMENT OF ARTICLES OF ORGANIZATION
Pursuant to §57C-2-22 of the General statutes of North Carolina, the undersigned limited liability company hereby submits the following Articles of Amendment for the purpose of amending its Articles of Organization.
1.	The name of the limited liability company is: Greensboro Pathology, LLC

2.	The text of each amendment adopted Is as follows (attach additional pages if necessary):

Article 8 of the Articles of Organization shall be deleted and replaced with the following:

“The limited liability company still be member managed, The members of the limited liability company shall not be managers by virtue of their status as members.’

3.	Check either a or b, whichever is applicable)

a. ☐ The amendment(s) was (were) duly adopted by the unanimous vote of the limited liability company prior to the identioation of Initial members of the limited liability company.

b. ☑ the amendment(s) was (were) duly adopted by the unanimous vote of the limited liability company or was (were) adopted as otherwise provided in the limited liability company’s Articles of Organization or a written operating agreement.

4.	These articles will be effective upon filling, unless a date and/or time is specified:
This the 24th day of May, 2010.

Greensboro Pathology, LLC
Name of Limited Liability Company

/s/ Gregory A. Marsh
Signature

Gregory A. Marsh, Authorized Person
Type or Print Name and Title.

(authorized to sign in accordance with NCGS 57C-3-24)

NOTES:
1.     Filing fee is $50 This document must be filed with the Secretary of State

(Revised January 2000) CORPORATIONS DIVISION	P.O.BOX 29622	(Form L-17) RALEIGH, NC 27626-0622